EXHIBIT 5.1

OPINION OF ORRICK, HERRINGTON & SUTCLIFFE LLP

May 15, 2002
Deltagen, Inc.
740 Bay Road
Redwood City, California 94063

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with the registration of up to 1,947,498 shares of common stock, $0.001 par value (the “Common Stock”), of Deltagen, Inc., a Delaware corporation (the “Company”). Of these shares of Common Stock, 498,236 were issued to the selling stockholders in connection with the closing of the merger between the Company and XenoPharm, Inc. pursuant to an agreement and plan of merger and reorganization dated January 15, 2002 (the “Merger Agreement”). An additional 1,449,262 shares of Common Stock may be issued to the selling stockholders upon the achievement of certain key milestones set forth in the Merger Agreement.

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that (a) the 498,236 shares of Common Stock issued by the Company pursuant to the Merger Agreement are legally issued, fully paid and non-assessable and (b) the 1,449,262 shares of Common Stock to be issued by the Company upon the achievement of certain key milestones set forth in the Merger Agreement will, when issued in accordance with the provisions of the Merger Agreement, be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement on Form S-3 and to the use of our name wherever it appears in said Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Ve	ry truly yours,

OR	RICK, HERRINGTON & SUTCLIFFE LLP